Exhibit 10.1

Royalty Purchase Agreement
By and Between
Dicerna Pharmaceuticals, inc.
and
RPI 2019 Intermediate Finance Trust
Dated as of April 8, 2021

Table of Contents

Page

Article 1 DEFINED TERMS AND RULES OF CONSTRUCTION	1
Section 1.1 Definitions	1
Section 1.2 Certain Interpretations	1
Section 1.3 Headings	1
Article 2 PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY	1
Section 2.1 Closing	1
Section 2.2 No Assumed Obligations, Etc	1
Section 2.3 True Sale	1
Article 3 CLOSING	1
Section 3.1 Closing; Payment of Purchase Price.	1
Section 3.2 Closing Certificates	1
Section 3.3 Bill of Sale	1
Section 3.4 Licensee Instruction Letter	1
Section 3.5 Withholding Exemption	1
Article 4 REPRESENTATIONS AND WARRANTIES	1
Section 4.1 The Seller’s Representations and Warranties	1
Section 4.2 The Buyer’s Representations and Warranties	1
Section 4.3 No Implied Representations and Warranties	1
Article 5 COVENANTS	1
Section 5.1 Disclosures	1
Section 5.2 Payments Received In Error; Set-Offs; Interest	1
Section 5.3 Royalty Reports; Notices and Other Information from Licensee	1
Section 5.4 Notices and Other Information to Licensee	1
Section 5.5 Inspections and Audits of Licensee	1
Section 5.6 Amendment, Waiver, etc. of License Agreement	1
Section 5.7 Maintenance of License Agreement	1
Section 5.8 Enforcement of License Agreement	1
Section 5.9 Termination of License Agreement	1
Section 5.10 New Arrangements	1
Section 5.11 Preservation of Rights	1
Section 5.12 Prosecution and Maintenance; Defense; Enforcement	1
Section 5.13 Efforts to Consummate Transactions	1
Section 5.14 Licensee Instruction Letter	1
Section 5.15 Tax Matters	1
Section 5.16 Further Assurances	1
Article 6 CONFIDENTIALITY	1
Section 6.1 Confidentiality	1
Section 6.2 Authorized Disclosure	1
Article 7 INDEMNIFICATION	1
Section 7.1 General Indemnity	1
Section 7.2 Notice of Claims	1

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Table of Contents
(continued)
Page

Section 7.3 Limitations on Liability	1
Section 7.4 Third Party Claims	1
Section 7.5 Exclusive Remedy	1
Article 8 TERMINATION	1
Section 8.1 Automatic Termination	1
Section 8.2 Survival	1
Article 9 MISCELLANEOUS	1
Section 9.1 Notices	1
Section 9.2 Expenses	1
Section 9.3 Assignment	1
Section 9.4 Amendment and Waiver	1
Section 9.5 Entire Agreement	1
Section 9.6 Independent Nature of Relationship	1
Section 9.7 No Third Party Beneficiaries	1
Section 9.8 Governing Law	1
Section 9.9 JURISDICTION; VENUE	1
Section 9.10 Severability	1
Section 9.11 Specific Performance	1
Section 9.12 Trustee Capacity of Wilmington Trust, National Association	1
Section 9.13 Counterparts	1
Index of Exhibits
Exhibit A:    The Seller’s Wire Transfer Instructions
Exhibit B:    Form of Bill of Sale
Exhibit C:    Form of Licensee Instruction Letter
Exhibit D:    License Agreement
Exhibit E:    EPC Validation Instructions
Exhibit F:    Form of Payment Instruction Letter

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ROYALTY PURCHASE AGREEMENT
This ROYALTY PURCHASE AGREEMENT, dated as of April 8, 2021 (this “Agreement”), is made and entered into by and between Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), on the one hand, and RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”), on the other hand.
W I T N E S S E T H:
WHEREAS, pursuant to the License Agreement, the Seller granted to Licensee certain licenses and other rights, including the non-exclusive right to (among other activities) sell Products in the Field in the Territory, and Licensee, in partial consideration thereof, agreed to pay the Royalty to the Seller; and
WHEREAS, the Buyer desires to purchase the Royalty from the Seller, and the Seller desires to sell the Royalty to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
Article 1.
DEFINED TERMS AND RULES OF CONSTRUCTION
Section a.Definitions
. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. For the avoidance of doubt, neither Licensee nor the Buyer shall be considered “Affiliates” of the Seller.
“Agreement” is defined in the preamble.
“Alnylam Products” has the meaning ascribed thereto in Section 1.11 of the License Agreement.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York or Massachusetts are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 7.1(a).
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Closing Payment” is defined in Section 2.1(b).
“Collaboration Agreement” means, collectively, that certain Collaboration and License Agreement, dated as of April 3, 2020, by and between the Seller and Licensee, as amended by that certain Letter Agreement, dated April 3, 2020.
“Dicerna Licensed Patent Rights” has the meaning ascribed thereto in Section 1.36 of the License Agreement, including as expanded pursuant to Section 2.5.2(b) of the License Agreement.
“Disclosing Party” is defined in Section 6.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Excess Amount” is defined in Section 5.2(d).
“Field” has the meaning ascribed thereto in Section 1.44 of the License Agreement.
“First Commercial Sale” has the meaning ascribed thereto in Section 1.45 of the License Agreement as it applies to Licensee.
“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Knowledge of the Seller” means the actual knowledge of Doug Fambrough, III, Chief Executive Officer, Doug Pagán, Chief Financial Officer, Ling Zeng, Chief Legal Officer, and Byron Olsen, Vice President, Chief Patent Counsel, after due inquiry; provided that “due inquiry” shall not include any requirement to contact or correspond with any Person that is not an Affiliate or an employee of the Seller.
“License Agreement” means, collectively, that certain Patent Cross-License Agreement, dated as of April 3, 2020, by and between the Seller and Licensee, as amended by that certain Letter Agreement, dated April 3, 2020, by and between the Seller and Licensee, and, in each case, as may be amended from time to time pursuant to the terms of this Agreement.
“Licensee” means Alnylam Pharmaceuticals, Inc. and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.
“Licensee Instruction Letter” is defined in Section 3.4.
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder other than any such material adverse effect that results from compliance with any directions of the Buyer, (iv) a material adverse effect on the rights of the Seller under the License Agreement, (v) a material adverse effect on the validity or enforceability of any of the Dicerna Licensed Patent Rights, (vi) a material adverse effect on any of the Products or (vii) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Buyer in respect of any portion of the Royalty or the right of the Buyer to receive such payments (but excluding in the case of clause (vii) any Permitted Reduction or any such adverse effect to the extent resulting from (x) the Seller’s breach of the License Agreement, which breach was caused solely by the Seller’s actions or omissions at the direction of, and in conformity with, the Buyer’s express written instructions under this Agreement or (y) market or regulatory conditions generally applicable to the industry in which the Seller or Licensee operates or in any specific jurisdiction or geographical area, such as without limitation any drug reimbursement rates, success of the commercial sales or the commercial launch of a potentially competitive product whether now existing or launched in the future).

“Net Sales” has the meaning ascribed thereto in Section 1.62 of the License Agreement.
“New Arrangement” is defined in Section 5.10.
“OXLUMO” means the product known as OXLUMO™ (lumasiran).
“Patent Challenge by Dicerna” has the meaning ascribed thereto in Section 10.3 of the License Agreement.
“Patent Rights” means all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar Liens for amounts not yet due and payable, (ii) statutory Liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith, (iii) the negative pledge granted to Licensee pursuant to Section 2.3.2 of the License Agreement, (iv) the security interest granted to the Buyer in Section 2.3, and (v) other Liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such Liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).
“Permitted Reduction” means a reduction in the amount of any Royalty payment pursuant to Section 5.2.3 of the License Agreement (subject to the limitation imposed by Section 5.2.3 of the License Agreement).
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to (i) the License Agreement related to or involving the Royalty or the Products or (ii) the enforcement and defense of the Dicerna Licensed Patent Rights related to or involving the Royalty or the Products.
“Products” means the Alnylam Products in all formulations, versions, or SKUs for use in the Field.
“Prosecute”, “Prosecuting” or “Prosecution” is defined in Section 5.12(a).
“Purchase Price” is defined in Section 2.1(b).

“Related Documents” is defined in Section 4.1(i).
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Royalty” means, without duplication, (i) all amounts payable to the Seller under Section 5.2 of the License Agreement with respect to Net Sales of Products from and after April 1, 2021, (ii) any amounts payable to the Seller under the License Agreement in lieu of such payments of the immediately preceding clause (i), (iii) any amounts payable to the Seller or amounts recoverable by the Seller under Section 7.2.3 of the License Agreement or otherwise, in each case relating to a claim for infringement of the Dicerna Licensed Patent Rights that occurred from and after April 1, 2021, (iv) any amounts payable to the Seller under Section 6.4.1 of the License Agreement, (v) any amounts payable to the Seller under Section 10.2 of the License Agreement, (vi) any interest payable to the Seller under the License Agreement or otherwise, in each case relating to any amounts described in the foregoing clauses ((i) through (v)), and (vii) any amounts that would otherwise constitute a “Royalty” under this definition that are payable to the Seller by any licensee under a New Arrangement.
Notwithstanding the immediately above definition, the term “Royalty” shall exclude: (a) any payments paid by Licensee to the Seller not related to the Royalty or the Products, and (b) any indemnity payments to the Seller and its Affiliates under the License Agreement that are not in lieu of or in replacement of clauses (i) through (vi) of this definition above.
“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 6.1 of the License Agreement setting forth Net Sales of Products in the Territory.
“Seller” is defined in the preamble.
“Seller Indemnified Parties” is defined in Section 7.1(b).
“Set-Off” means any set-off, counterclaim, credit, reduction or deduction by contract or otherwise, other than a Permitted Reduction. For the avoidance of doubt, Set-Off shall not include any withholding or deduction of Taxes required by applicable law.
“Settlement Agreement” means that certain Confidential Settlement Agreement and General Release, dated April 18, 2018, by and between the Seller and Licensee.
“SPC” is defined in Section 5.12(a)(ii).
“Tax” or “Taxes” means all income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, export, natural resources, severance, margin, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, capital gains, net worth, intangibles, social security, pension insurance contributions, employment, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements information, attachments thereto, or amendments thereof) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.
“Territory” has the meaning ascribed thereto in Section 1.88 of the License Agreement.
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.
Section b.Certain Interpretations
. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(i)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(ii)unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;
(iii)words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;
(iv)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(v)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(vi)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(vii)“will” shall be construed to have the same meaning and effect as the word “shall”;
(viii)references to a Person are also to its permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities;
(ix)definitions are applicable to the singular as well as the plural forms of such terms;

(x)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(xi)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;
(xii)where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly;
(xiii)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(xiv)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section c.Headings
. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
Article 2.
PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY
Section a.Closing
; Purchase Price.
1.Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to the Royalty.
2.The purchase price to be paid to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Royalty to the Buyer is (1) at the Closing, $180,000,000 (the “Closing Payment”) by wire transfer of immediately available funds to the account specified by the Seller on Exhibit A, and (2) when and if due, the following payments, which the Buyer shall pay to the Seller by wire transfer of immediately available funds to the account specified by the Seller on Exhibit A within fifteen

(15) days of the achievement of the applicable event(s) (the sum of clauses (1) and (2), the “Purchase Price”):
i.$10,000,000 upon receipt by the Buyer of cumulative Royalty payments hereunder of greater than $20,000,000 in respect of Net Sales of Products through December 31, 2023;
ii.$10,000,000 upon receipt by the Buyer of cumulative Royalty payments hereunder of greater than $40,000,000 in respect of Net Sales of Products through December 31, 2025;
iii.$15,000,000 upon receipt by the Buyer of cumulative Royalty payments hereunder of greater than $60,000,000 in respect of Net Sales of Products through December 31, 2025; and
iv.$25,000,000 upon receipt by the Buyer of cumulative Royalty payments hereunder of greater than (A) $24,000,000 in any four consecutive calendar quarters in respect of Net Sales of Products prior to the fifth anniversary of the First Commercial Sale; or (B) $48,000,000 in any four consecutive calendar quarters in respect of Net Sales of Products prior to December 31, 2030. For the avoidance of doubt, the payment, if any, of $25,000,000 pursuant to this Section 2.1(b)(iv) shall not occur more than once.
Section b.No Assumed Obligations, Etc
. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Royalty, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise. Except as specifically set forth herein in respect of the Royalty purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement or any other assets of the Seller. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Buyer under this Agreement or otherwise, including without limitation any indemnity obligations of the Buyer.
Section c.True Sale
. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Royalty from the Seller to the Buyer and not a financing transaction, borrowing or loan. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the “debtor” and the Buyer as the “secured party” in respect of the Royalty. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the obligations of the Seller hereunder, a first priority security interest in and to all right, title and interest of the Seller, in, to and under the Royalty and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interest.
Article 3.
CLOSING
Section a.Closing; Payment of Purchase Price.
The purchase and sale of the Royalty shall take place remotely via the exchange of documents and signatures (the “Closing”) on the date hereof or such other time as the parties hereto may mutually agree (the “Closing Date”). At the Closing, the Buyer shall pay the Closing Payment to the Seller in accordance with Section 2.1(b).

Section b.Closing Certificates
.
3.The Seller’s Closing Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate of the Secretary of the Seller, dated the Closing Date, certifying (i) as to the incumbency of the officer of the Seller executing this Agreement and (ii) as to the attached copies of the Seller’s certificate of incorporation, bylaws and resolutions adopted by the Seller’s board of directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.
4.The Buyer’s Incumbency Certificate. At the Closing, the Buyer shall deliver to the Seller a certificate of an authorized person of the owner trustee of the Buyer certifying as to the incumbency of the authorized person executing this Agreement on behalf of the Buyer.
Section c.Bill of Sale
. At the Closing, upon confirmation of the receipt of the Closing Payment, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Royalty, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).
Section d.Licensee Instruction Letter

. Immediately following the Closing, the Seller shall deliver to the Buyer and Licensee an instruction letter, in substantially the form attached hereto as Exhibit C (the “Licensee Instruction Letter”), duly executed by the Seller and acknowledged by the Buyer, requesting Licensee to execute such letter.
Section e.Withholding Exemption
.
5.At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax;
6.At the Closing, the Buyer shall deliver a valid, properly executed IRS Form W-8BEN-E to (i) Licensee certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all payments of or in respect of the Royalty, and (ii) the Seller certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any other payments to the Buyer under this Agreement.
Article 4.
REPRESENTATIONS AND WARRANTIES
Section a.The Seller’s Representations and Warranties
. Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that as of the date hereof:
7.Existence; Good Standing
. The Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.Authorization
. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
9.Enforceability

. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
10.No Conflicts
. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any law, rule, regulation or Judgment binding upon or applicable to the Seller, any of the Seller’s Affiliates, the Dicerna Licensed Patent Rights, the Products, or the Royalty, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller, any of the Seller’s Affiliates, the Dicerna Licensed Patent Rights, the Products, or the Royalty.
11.Consents
. Except for filings required by the federal securities laws or stock exchange rules or consents that have been obtained prior to the date hereof, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
12.No Litigation
. There is no action, suit, claim, investigation or proceeding pending before any Governmental Entity (i) to which the Seller or any of the Seller’s Affiliates is a party or to which the Dicerna Licensed Patent Rights or the Royalty is subject, or (ii) to the Knowledge of the Seller, (A) to which the Products are subject or (B) which is threatened against the Seller or any of its Affiliates, and in each case of (i) and (ii), that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect. There is no action, suit, claim or proceeding pending or, to the Knowledge of the Seller, threatened between the Seller or any of the Seller’s Affiliates, on the one hand, and Licensee or any of Licensee’s Affiliates, on the other hand.
13.Compliance with Laws
. Neither the Seller nor any of its Affiliates is in, or has been given written notice of any, violation of or, to the Knowledge of the Seller, is under investigation with respect to, or has been threatened to be charged with, any violation of, any law, rule, regulation or Judgment applicable to the Seller or any of its Affiliates, which violation has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

14.No Undisclosed Events or Circumstances
. Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule, regulation or Judgment, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliate which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
15.License Agreement
. Attached hereto as Exhibit D is a true, correct and complete copy of the License Agreement. Except as listed on Section 4.1(i) of the Disclosure Schedule, the Seller has delivered to the Buyer true, correct and complete copies of (A) all Royalty Reports provided to the Seller by Licensee as of the Closing Date pursuant to Section 6.1 of the License Agreement, and (B) all material reports, communications and notices since April 3, 2020 relating to the Dicerna Licensed Patent Rights, the Products, or the Royalty (1) between the Seller (or any of its agents or designees) and any third party (including Licensee and any of its agents or designees) and (2) to the extent in the Seller’s possession or control, between Licensee (or any of its agents or designees) and any third party, including, in each case any notices or communications with any Governmental Entity, institutional review board or other ethics committee ((A) and (B) collectively, the “Related Documents”). None of the Related Documents listed on Section 4.1(i) of the Disclosure Schedule contain any information that would cause any of the representations and warranties of the Seller contained in this Agreement to be misleading or untrue in any material respect or would reasonably be expected, individually or in the aggregate, and with or without the passage of time, to result in a Material Adverse Effect.
v.No Other Agreements. Except for the Settlement Agreement and the Collaboration Agreement, the License Agreement is the only agreement, instrument, arrangement, waiver or understanding between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand. Neither the Settlement Agreement nor the Collaboration Agreement (A) has any effect on the License Agreement, or amends or waives any provision of the License Agreement, or (B) contains any terms or conditions that would reasonably be expected to (1) result in a breach of this Agreement, (2) (individually or in the aggregate and with or without the giving of notice or the passage of time) result in a Material Adverse Effect, or (3) adversely impact the Dicerna Licensed Patent Rights, the Products, or the Royalty. The Seller has not proposed or received any proposal to amend or waive any provision of the License Agreement at any time since its execution in any manner that would result in a breach of this Agreement or otherwise reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect.
vi.Licenses/Sublicenses. Except for the License Agreement and as set forth on Section 4.1(i)(ii) of the Disclosure Schedule, there are no licenses or sublicenses entered into by the Seller (or any predecessor or Affiliate thereof), or to the Knowledge of the Seller, Licensee (or any predecessor or Affiliate thereof), or any other Person in respect of Licensee’s rights and obligations under the License Agreement.
vii.Validity and Enforceability of License Agreement. The License Agreement is legal, valid, binding, enforceable, and in full force and effect, subject to any bankruptcy, insolvency or other equitable considerations. The License Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms except for such terms as are modified by the Licensee Instruction Letter when counter-signed by Licensee, following the consummation of the transactions contemplated by this Agreement subject to any bankruptcy, insolvency or other equitable considerations. No party to the License Agreement has repudiated any provision of the License Agreement and the Seller has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without set-off, off-set, rescission, counterclaim, reduction, credit, deduction or defense of any kind.
viii.Product. OXLUMO is a Product.
ix.No Liens or Assignments by the Seller. The Seller has not, except for Permitted Liens, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Royalty, the Dicerna Licensed Patent Rights or the License Agreement.
i.No Waivers or Releases. The Seller has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement.
ii.No Termination. The Seller has not (A) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License

Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the License Agreement.
iii.No Breaches or Defaults. There is and has been no material breach or default under any provision of the License Agreement either by the Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by Licensee (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Seller or, to the Knowledge of the Seller, by Licensee, or otherwise permit termination, modification, or acceleration, under the License Agreement.
iv.Payments Made. Except as set forth on Section 4.1(i)(ix) of the Disclosure Schedule, the Seller has timely received from Licensee the full amount of the payments due and payable under the License Agreement. The Seller has timely made to Licensee the full amount of the payments due and payable under the License Agreement.
v.No Assignments. The Seller has not consented to any assignment or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Seller, Licensee has not assigned or otherwise transferred or granted any Liens (other than any Permitted Liens) upon or with respect to any of its rights or obligations under the License Agreement or any portion of its right, title and interest in and to the Dicerna Licensed Patent Rights, in each case, to any Person.
vi.No Indemnification Claims. The Seller has neither (A) notified Licensee or any other Person of, or otherwise made, nor (B) received, any claims for indemnification under the License Agreement, pursuant to Section 12.3.1 thereof or otherwise, or related to the Dicerna Licensed Patent Rights or the Products.
vii.No Set-Offs. The amount of the Royalty due and payable under Section 5.2 of the License Agreement is not, as of the date hereof, subject to any right of Set-Off (including, to the Knowledge of the Seller, in respect of any overpayment of Royalties in respect of Net Sales made prior to April 1, 2021) or Permitted Reduction. To the Knowledge of the Seller, as of the date hereof, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Set-Off or Permitted Reduction.
viii.No Notice of Infringement. The Seller has not received any written notice from, or given any written notice to, Licensee under the License Agreement in regards to any claim of infringement of the Dicerna Licensed Patent Rights.

ix.Audits. Neither the Seller nor Licensee has initiated, pursuant to Section 6.4.1 of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties, or other amounts payable to the other party under the License Agreement.
16.Title to Royalty
. The Seller has good and marketable title to the Royalty free and clear of all Liens (other than Permitted Liens). Upon payment of the Closing Payment by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Royalty, free and clear of all Liens (other than Permitted Liens).
17.Intellectual Property
.
x.Section 4.1(k)(i) of the Disclosure Schedule sets forth a complete and accurate list of all of the Patent Rights existing as of the date hereof included within the Dicerna Licensed Patent Rights. Section 4.1(k)(i) of the Disclosure Schedule specifies as to each of the Dicerna Licensed Patent Rights (A) the jurisdictions in which such Dicerna Licensed Patent Right is pending, allowed, granted or issued, (B) the patent number or patent serial number, (C) the owner of such Dicerna Licensed Patent Right, and (D) the expected expiration date of such Dicerna Licensed Patent Right.
xi.Except as set forth in Section 4.1(k)(ii) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened litigations, interferences, reexamination, reissues, inter partes reviews, post-grant reviews, oppositions or like procedures involving any Dicerna Licensed Patent Right.
xii.All of the issued Dicerna Licensed Patent Rights are enforceable and, to the Knowledge of the Seller, valid. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Dicerna Licensed Patent Rights, or any written legal opinion that alleges that any of the issued Dicerna Licensed Patent Rights is invalid or unenforceable. All required maintenance fees, annuities and like payments with respect to the Dicerna Licensed Patent Rights have been paid timely.
xiii.There is no Person who is or claims to be an inventor under any of the Dicerna Licensed Patent Rights who is not a named inventor thereof.
xiv.The Seller has not and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Dicerna Licensed Patent Right, or asserting that the discovery, development, manufacture, importation, distribution, sale, offer for sale, marketing or use of any Product infringes any Patent Rights or other intellectual property rights of such Person.
xv.To the Knowledge of the Seller, the discovery and development of any Product did not and does not infringe, misappropriate or otherwise violate any Patent Rights or other intellectual property rights owned by any third party. Neither the Seller nor, to the Knowledge of the Seller, Licensee, has in-licensed any Patent Rights or other intellectual property rights covering the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product. The Seller has not provided or received any notice to or from Licensee pursuant to Section 2.5.1 or 2.5.2(b) of the License Agreement.
xvi.To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Product has not and will not, infringe, misappropriate or otherwise violate any Patent Rights or other intellectual property rights owned by any other Person, not including Licensee.
xvii.To the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Dicerna Licensed Patent Rights or any other Patent Right claiming the composition of matter of, or the method of making or using, any Product.
xviii.The Seller has sent the instructions and obtained confirmation of their receipt, attached hereto as Exhibit E, in connection with effecting validation of European Patent No. EP 3 581 654 B1 in all available member states of the European Patent Convention by June 30, 2021, or, if earlier in a country, the deadline in such country.
18.UCC Representation and Warranties
. The Seller’s exact legal name is, and for the immediately preceding ten years has been, “Dicerna Pharmaceuticals, Inc.” The Seller is, and for the prior ten years has been, organized in Delaware.
19.Brokers’ Fees
. Other than J. Wood Capital Advisors, LLC or its Affiliate, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
20.Tax Matters. To the Knowledge of the Seller, no deduction or withholding for or on account of any material Tax has been made, or was required under applicable law to be made, from any payment made to the Seller under the License Agreement. The Seller has not received written notice from Licensee of any intention to withhold or deduct any material Tax from future payments to the Seller under the License Agreement. There are no existing Liens for Taxes on the Royalty (or any portion thereof). The Seller has filed (or caused to be filed) all material Tax Returns required to be filed by it under applicable law with respect to the Royalty and has paid all material Taxes required to be paid by it with respect to the Royalty, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to the Seller, as in effect from time to time. The Seller has not taken the position on a Tax Return that the License Agreement is treated as a partnership for U.S. federal income tax purposes. The Seller has not received a Schedule K-1 (Form 1065) or other similar U.S. tax form furnished to it as a partner in a partnership as a result of being a party to the License Agreement.
Section b.The Buyer’s Representations and Warranties
. The Buyer represents and warrants to the Seller that as of the date hereof:
21.Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.
22.Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
23.Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
24.No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a material default under any law, rule, regulation or Judgment binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or material agreement or Judgment binding upon or applicable to the Buyer.
25.Consents. Except for filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

26.No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the knowledge of the Buyer, threatened, to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
27.Financing. The Buyer has sufficient cash on hand to pay the entire Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
28.Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section c.No Implied Representations and Warranties
. EXCEPT AS EXPRESSLY SET FORTH IN Section 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4 AND THE DISCLOSURE SCHEDULES, THE SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF LICENSEE WITH RESPECT TO ANY OF THE PRODUCTS.
Article 5.
COVENANTS
Section a.Disclosures
. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance to the extent permitted to do so or reasonably practicable under the circumstances).
Section b.Payments Received In Error; Set-Offs; Interest
.
29.Commencing on the Closing Date and until the termination of this Agreement, if any payment of any portion of the Royalty is made to the Seller (or to any of the Seller’s Affiliates or designees), then (i) until paid to the Buyer, the Seller shall hold (or cause its Affiliate or designee to hold) such payment received in trust for the benefit of the Buyer, (ii) the Seller (or its Affiliate or designee) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any Lien thereon, and (iii) the Seller shall notify (or shall cause its Affiliate or designee to notify) the Buyer of such wire transfer and provide reasonable details regarding such erroneous Royalty payment and shall pay (or shall cause its Affiliate or designee to pay) an amount equal to such payment to the Buyer, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer.
30.Commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreement that does not constitute the Royalty is made to the Buyer (or to any of the Buyer’s Affiliates or designees), then (i) until paid to the Seller, the Buyer shall hold (or cause its Affiliate or designee to hold) such payment received in trust for the benefit of the Seller, (ii) the Buyer (or its Affiliate or designee) shall have no right, title or interest in such payment and shall not pledge or otherwise grant any Lien thereon, and (iii) the Buyer shall notify (or shall cause its Affiliate or designee to notify) the Seller of such wire transfer and provide reasonable details regarding such erroneous payment and shall pay (or shall cause its Affiliate or designee to pay) an amount equal to such payment to the Seller, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller.
31.If Licensee exercises any Set-Off against any payment of the Royalty based on the alleged liability of the Seller or any of the Seller’s Affiliates to Licensee or any of Licensee’s Affiliates (other than any Set-Off that Licensee exercises as a remedy against the Seller’s alleged breach of the License Agreement, which alleged breach was caused by the Seller’s actions or omissions at the direction of, and in conformity with, the Buyer’s express written instructions under this Agreement), then the Seller shall promptly (and in any event within ten (10) Business Days following the payment of the Royalty affected by such Set-Off) make a true-up payment to the Buyer, by wire transfer of immediately available funds to an account designated in writing by the Buyer, such that the Buyer receives the full amount of such Royalty payments that would have been payable to the Buyer had such Set-Off not occurred. For the avoidance of doubt, neither a Permitted Reduction nor any non-payment of the Royalty by Licensee not related to any specific alleged liability of the Seller or any of the Seller’s Affiliates to Licensee or any of Licensee’s Affiliates shall constitute a “Set-Off” for purposes of the immediately preceding sentence. After the Seller makes the payment called for by the preceding sentence, the Seller shall be entitled to, and the Buyer shall not be entitled to, any amounts recovered from the Seller in respect of such Set-Off.
32.If the Royalty paid in respect of Net Sales made on or after April 1, 2021 is increased as confirmed by a Royalty Report due to an underpayment by Licensee in respect of Net Sales for any period prior to April 1, 2021 to more than the amount that would have been paid had such underpayment not occurred (the amount of such increase in the Royalty paid, the “Excess Amount”), then the Buyer shall promptly (and in any event within ten (10) Business Days) pay the Seller an amount equal to the Excess Amount, by wire transfer of immediately available funds to an account designated in writing by the Seller.
33.A late fee of 4% over the Prime Rate (per annum) shall accrue on all unpaid amounts with respect to any sum payable under this Section 5.2 beginning five (5) Business Days after receipt of such payment.
34.For the avoidance of doubt, the Buyer shall not be entitled to any payment under this Section 5.2 or any other provision of this Agreement in lieu of the Royalty if the Buyer has already received such payment for the Royalty under this Agreement (i.e., no double payments).
Section c.Royalty Reports; Notices and Other Information from Licensee
. Promptly (and in any event within five (5) Business Days) following the receipt by the Seller of (a) any Royalty Report that Licensee has not provided to the Buyer directly, (b) any notice or material written correspondence relating to the Dicerna Licensed Patent Rights, the Royalty or the Products, or (c) any other material notice or written correspondence that would reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect, the Seller shall furnish a true, correct and complete copy of the same to the Buyer.
Section d.Notices and Other Information to Licensee
. The Seller shall not without the Buyer’s prior written consent send any material written notice or material written correspondence to Licensee under or in connection with the License Agreement related to the Dicerna Licensed Patent Rights, the Products, or the Royalty or that would reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect. The Seller shall send any material written notice or material written correspondence reasonably requested by the Buyer to Licensee related to the Dicerna Licensed Patent Rights, the Products, or the Royalty.
Section e.Inspections and Audits of Licensee
. If (and only if) requested in writing by the Buyer, the Seller shall promptly cause an inspection or audit during normal business hours to be made by an independent public accounting firm to the extent permitted by Section 6.4.1 of the License Agreement. With respect to any such inspection or audit requested by the Buyer with respect to the Royalty, the Seller shall, for purposes of Section 6.4.1 of the License Agreement, select such independent public accounting firm as the Buyer shall reasonably recommend for such purpose. The Buyer shall pay the Seller the expenses of any inspection or audit requested by the Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller).
Section f.Amendment, Waiver, etc. of License Agreement
; No Assignment of License Agreement. The Seller shall not without the Buyer’s prior written consent amend, modify, waive, supplement or restate (or consent to any amendment, modification, waiver, supplement or restatement of) (a) the Licensee Instruction Letter or (b) any provision of the License Agreement (i) related to the Dicerna Licensed Patent Rights, the Products, or the Royalty, or (ii) that would reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect. The Seller shall, if reasonably instructed to do so by the Buyer, grant a consent under and/or amend, modify, waive, supplement or restate (or consent to any amendment, modification, waiver, supplement or restatement of) (A) the Licensee Instruction Letter or (B) any provision of the License Agreement related to the Dicerna Licensed Patent Rights, the Products, or the Royalty. Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Seller of any final amendment, modification, waiver, supplement or restatement of the License Agreement or the Licensee Instruction Letter, the Seller shall furnish a copy of the same to the Buyer. The Seller shall not deliver, except for the Licensee Instruction Letter, any further directions to Licensee regarding the payment of the Royalty without the prior written consent of the Buyer, and shall deliver such further direction to Licensee regarding the payment of the Royalty as the Buyer may reasonably request.
Section g.Maintenance of License Agreement
.
35.The Seller shall comply in all material respects with its obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or material default thereunder. Promptly, and in any event within five (5) Business Days, after receipt of any written notice from Licensee of such an alleged material breach or material default by the Seller under the License Agreement, the Seller shall give notice thereof to the Buyer, including delivering to the Buyer a copy of any such written notice. The Seller shall consult with the Buyer regarding such alleged material breach or material default and shall act as instructed by the Buyer to cure any such material breaches or material defaults by the Seller under the License Agreement that would reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect, or that is otherwise related to the Dicerna Licensed Patent Rights, the Products, or the Royalty, and shall give written notice to the Buyer upon curing any such material breach or material default. In connection with any dispute regarding any such alleged material breach or material default, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select.

36.The Seller shall not, except as mutually agreed with the Buyer in writing, (i) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Royalty, or (ii) waive any obligation of, or grant any consent to, Licensee under, in respect of or related to the Royalty.
37.The Seller shall not, without the prior written consent of the Buyer, enter into any new agreement or legally binding arrangement that materially affects the Royalty or otherwise would reasonably result in a Material Adverse Effect.
38.The Seller shall not exercise or enforce its applicable rights under the License Agreement in any manner that would result in a breach of this Agreement or that would reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect, or that would otherwise be reasonably likely to impact the Dicerna Licensed Patent Rights, the Products, or the Royalty, in each case other than at the direction of or with the consent of the Buyer.
Section h.Enforcement of License Agreement
.
39.Notice of Breaches by Licensee. Promptly (and in any event within five (5) Business Days) after the Seller becomes aware of a breach or default of the License Agreement by Licensee relating to the Dicerna Licensed Patent Rights, the Products, or the Royalty, the Seller shall provide notice of such breach or default to the Buyer. In addition, the Seller shall provide to the Buyer a copy of any written notice of such breach or default of the License Agreement delivered by the Seller to Licensee as soon as practicable and in any event not more than five (5) Business Days following such delivery.
40.Enforcement of License Agreement.
xix.The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement relating to the Royalty, the Dicerna Licensed Patent Rights, and the Products. Following such consultation, the Seller shall exercise such rights and remedies relating to any such breach that would reasonably be expected (individually or in the aggregate and with or without the giving of notice or the passage of time) to have a Material Adverse Effect, or that is otherwise related to the Dicerna Licensed Patent Rights, the Products, or the Royalty, as instructed by the Buyer, whether under the License Agreement or by operation of law, and in connection with any dispute regarding any such alleged breach or default, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select. The Buyer shall pay the Seller its costs and expenses associated with any action taken by the Seller at the Buyer’s direction under this Section 5.8(b)(i) (including the fees and expenses of such counsel designated by the Buyer) to the extent such costs and expenses are not otherwise actually borne by, recovered from, or reimbursed by Licensee, including under Section 10.2 of the License Agreement.
xx.If the Seller owes and makes a true-up payment to the Buyer under Section 5.2(c), and thereafter the Seller seeks or is seeking to defend, enforce or take any action in connection with such true-up payment against Licensee in order to recover such amounts, (x) the Seller shall not be subject to any restrictions contained in this Agreement with respect to any such action reasonably taken (or planned to be taken) by the Seller in connection with such defense, enforcement or other action (including without limitation the obligation to act as reasonably instructed by the Buyer in such action, or to employ counsel selected by the Buyer), (y) the Buyer shall not be required to cover the Seller’s costs and expenses in connection with such actions by the Seller, and (y) the Buyer shall not be required to indemnify the Seller for such actions by the Seller; provided that notwithstanding the foregoing, the Seller shall not (A) obtain counsel for such action unless such counsel is reasonable acceptable to the Buyer (such consent not to be unreasonably withheld or delayed) or (B) defend, enforce or take any action (or any act within such defense, enforcement or action) in connection with such true-up payment to the extent it is reasonably likely that such act(s) would negatively impact any future Royalty to the Buyer pursuant to the terms of this Agreement without the written consent of the Buyer.
(c)    Allocation of Proceeds and Costs of Enforcement. Other than as specifically provided otherwise, each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the License Agreement pursuant to this Section 5.8. The Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement shall be applied first to reimburse the Seller and the Buyer for any expenses incurred by them in connection with such enforcement (including notwithstanding the occurrence of the termination of the License Agreement), with the remainder of the Proceeds distributed to (i) the Buyer to the extent the breach by Licensee is related to the Royalty or the Products, or (ii) the Seller to the extent the breach by Licensee is not related to the Royalty or the Products. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 5.8. Notwithstanding anything herein to the contrary, nothing in this Agreement, including without limitation this Section 5.8, permits or authorizes the Buyer to take any action or exercise any remedies directly against Licensee.
Section i.Termination of License Agreement
. The Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer, (a) exercise any right to terminate the License Agreement, in whole or in part, including any right to terminate the license granted to Licensee under the Dicerna Licensed Patent Rights pursuant to Section 10.4 of the License Agreement, (b) agree with Licensee to terminate the License Agreement, in whole or in part, or (c) take, or permit any Affiliate or sublicensee to take or fail to take, any action (including a Patent Challenge by Dicerna) that would reasonably be expected to give Licensee the right to reduce to zero percent (0%) the Royalty. The Seller shall not take any action, fail to take an action or permit an action to be taken or not taken, that would give Licensee the right to terminate the License Agreement, in whole or in part, other than in each case at the direction of or with the consent of the Buyer.

Section j.New Arrangements
. Notwithstanding Section 5.9, if (a) the Royalty ceases to be paid as a result of Licensee’s exercise of its rights under Section 10.3 of the License Agreement so that the Seller still has the right to grant a non-exclusive license to the Dicerna Licensed Patent Rights without violating the License Agreement or (b) the license granted by the Seller to Licensee to the Dicerna Licensed Patent Rights under the License Agreement is terminated, to the extent of the Seller’s rights to the Dicerna Licensed Patent Rights that survive, the Buyer shall have the exclusive right to negotiate one or more licenses or sublicenses under the Dicerna Licensed Patent Rights with one or more third parties to commercialize or otherwise exploit the Dicerna Licensed Patent Rights (each such license or sublicense, a “New Arrangement”). The Seller shall reasonably cooperate with the Buyer, at the Buyer’s direction and, solely where clause (b) is applicable, at the Buyer’s cost and expense, in connection with the negotiation, execution and delivery of any New Arrangement. Any New Arrangement shall not include terms, conditions and limitations that are, in the aggregate, more burdensome to the Seller than those contained in the License Agreement. The Seller’s rights and obligations under this Agreement in respect of the License Agreement shall apply to any New Arrangement mutatis mutandis (as applicable to such New Arrangement). Where clause (b) is applicable, the Buyer shall reimburse the Seller for any reasonable and documented expenses (including attorneys’ fees) incurred by the Seller in connection with the pursuit, negotiation or execution of any New Arrangement with a third party. As soon as practicable following the execution of any New Arrangement by each party thereto, the Buyer and the Seller shall cooperate with one another to enter into new agreements (or to make amendments to this Agreement, the Bill of Sale and such other documents that the Buyer may reasonably request) to effect the foregoing.

Section k.Preservation of Rights
. Except to the extent permitted by Section 9.3, the Seller shall not, except as mutually agreed with the Buyer in writing, hereafter (a) subject to a Lien (other than a Permitted Lien), sell, transfer, hypothecate, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any of its interest in any portion of the Dicerna Licensed Patent Rights or the License Agreement, or (b) purport to subject to a Lien, sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Royalty.
Section l.Prosecution and Maintenance; Defense; Enforcement
.
41.The Seller shall act as instructed by the Buyer to:

xxi. take all actions to effect validation of European Patent No. EP 3 581 654 B1 in all available member states of the European Patent Convention by June 30, 2021, or, if earlier in a country, the deadline in such country per the instructions sent to the Seller’s counsel referenced in Section 4.1(k)(ix);
xxii.within five (5) Business Days of the later of the Closing Date or the such patent’s grant date, instruct counsel designated by the Buyer (and reasonably acceptable to the Seller) to file supplementary protection certificates (SPCs) for OXLUMO on the basis of European Patent No. EP 3 581 654 B1 in all available member states of the European Patent Convention;
xxiii.without limitation of the above clauses (i) and (ii), take any and all actions to prepare, translate, execute, deliver and file any and all agreements, documents and instruments that are reasonably necessary or desirable to diligently prosecute, obtain, preserve and maintain the Dicerna Licensed Patent Rights (including payment of maintenance fees or annuities on any such Dicerna Licensed Patent Rights), including prosecuting and obtaining any corrections, substitutions, reissues, reviews and reexaminations of the Dicerna Licensed Patent Rights, and seeking and obtaining patent term extensions, supplementary protection certificates, and any other forms of patent term restoration in any applicable jurisdiction in the Territory for the Dicerna Licensed Patent Rights; and
xxiv.not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers), of any Dicerna Licensed Patent Right (collectively, clauses (i), (ii), (iii), and (iv)“Prosecute”, “Prosecuting” or “Prosecution”).
In connection with the foregoing, the Buyer shall consult with the Seller regarding the taking of any such action and shall consider in good faith the Seller’s comments thereon, it being understood that the Buyer shall have the final decision and right to instruct the Seller to undertake the action at issue.
For purposes of compliance with this Section 5.12(a), the Seller shall (A) employ counsel designated by the Buyer and reasonably acceptable to the Seller; (B) copy the Buyer on all correspondence with such counsel relating to the Dicerna Licensed Patent Rights, the License Agreement, the Products and the Royalty; (C) instruct such counsel to copy the Buyer on all correspondence relating to the Dicerna Licensed Patent Rights, the License Agreement, the Products and the Royalty; (D) instruct such counsel to act as instructed by the Buyer; (E) furnish to the Buyer copies of all communications, proposed filings, and any other documents related to the Prosecution of the Dicerna Licensed Patent Rights in sufficient time to allow for review and comment by the Buyer and implement any such comments; and (F) notify the Buyer of any material developments in such Prosecution as soon as practicable and in any event not less than five (5) Business Days following their occurrence. All costs and expenses incurred in connection with the completion of all Prosecution matters related to the Dicerna Licensed

Patent Rights that have been directed by the Buyer prior to the Closing Date shall be at the sole expense of the Seller, and thereafter at the sole expense of the Buyer. For clarity, the completion of the Prosecution matters contemplated by Section 4.1(k)(ix) and Section 5.12(a)(i) and (ii) shall be at the expense of the Seller. Thereafter, all Prosecution expenses associated with the Dicerna Licensed Patent Rights (including patent renewal fees and patent enforcement expenses) shall be at the expense of the Buyer; provided the Buyer shall have the right to direct the Seller to abandon any Dicerna Licensed Patent Rights if it so chooses (subject to step-in rights in favor of the Seller) and shall have no obligation to enforce any Dicerna Licensed Patent Rights.
42.The Seller shall promptly inform the Buyer of any suspected infringement by a third party of any of the Dicerna Licensed Patent Rights or any other Patent Rights claiming the composition of matter of, formulation of, or the method of making or using, any Product in the Territory. The Seller shall provide to the Buyer a copy of any written notice of any suspected infringement in the Territory of any of the Dicerna Licensed Patent Rights and all pleadings filed in such action. The Seller shall, if requested in writing by the Buyer, promptly, and in any event within five (5) Business Days after receipt of such request, bring an action to enforce the Dicerna Licensed Patent Rights as instructed by the Buyer. The Seller shall not bring any enforcement action related to the Dicerna Licensed Patent Rights without the Buyer’s prior consent. The Seller shall act only as instructed by the Buyer to enforce and defend the Dicerna Licensed Patent Rights, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a third party for declaratory judgment of non-infringement or non-interference. For purposes of compliance with this Section 5.12(b), the Seller shall (i) employ counsel designated by the Buyer; (ii) copy the Buyer on all correspondence with such counsel relating to the Dicerna Licensed Patent Rights, the License Agreement, the Products and the Royalty; (iii) instruct such counsel to copy the Buyer on all correspondence relating to the Dicerna Licensed Patent Rights, the License Agreement, the Products and the Royalty; (iv) instruct such counsel to act as instructed by the Buyer; (v) furnish to the Buyer copies of all communications, proposed filings, and any other documents related to any defense or enforcement action involving the Dicerna Licensed Patent Rights in sufficient time to allow for review and comment by the Buyer and implement such comments; and (vi) notify the Buyer of any material developments in such defense or enforcement as soon as practicable and in any event not less than five (5) Business Days following their occurrence. All costs and expenses incurred in connection with any enforcement or defense action involving the Dicerna Licensed Patent Rights taken at the direction of the Buyer shall be at the sole expense of the Buyer.
43.Except as set forth herein, each of the Buyer and the Seller shall bear its own fees and expenses incurred in Prosecuting, defending and enforcing the Dicerna Licensed Patent Rights. The Proceeds resulting from any defense or enforcement of the Dicerna Licensed Patent Rights shall be applied first to reimburse the Seller and the Buyer for any expenses incurred by them in connection with such defense or enforcement, with the remainder of the Proceeds distributed to (i) the Buyer to the extent such defense or enforcement is related to the Products and (ii) the Seller to the extent such defense or enforcement is not related to the

Products. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 5.12(c).
Section m.Efforts to Consummate Transactions
. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section n.Licensee Instruction Letter
. Promptly after the Closing, the Seller shall use commercially reasonable efforts to obtain Licensee’s duly executed acknowledgement of the Licensee Instruction Letter as promptly as practicable. If Licensee refuses or otherwise fails to execute such Licensee Instruction Letter, or if the Buyer so requests, (i) the Seller shall promptly deliver to the Buyer and Licensee a payment instruction letter, in substantially the form attached hereto as Exhibit F, duly executed by the Seller, instructing Licensee to pay the Royalty directly to the Buyer, and (ii) the Seller shall thereafter use commercially reasonable efforts to obtain Licensee’s agreement to provide to the Buyer, simultaneously with delivery of the same to the Seller, copies of all Royalty Reports that are provided to the Seller under the License Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, Licensee’s refusal to (i) sign the Licensee Instruction Letter, (ii) adhere to any payment instructions delivered pursuant to this Agreement, or (iii) agree to deliver copies of all Royalty Reports that are provided to the Seller under the License Agreement shall not be considered a breach of this Agreement by the Seller.
Section o.Tax Matters
. Notwithstanding anything to the contrary in this Agreement, the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Royalty for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Royalty payments made pursuant to the License Agreement after the Closing Date shall be treated as made to the Buyer for United States federal, state, local and non-U.S. Tax purposes. The parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Licensee Instruction Letter, a Licensee, any sublicensee or any other Person makes any future remittance of Royalty payments to the Seller which the Seller must remit to the Buyer pursuant to Section 5.2(a). Notwithstanding anything to the contrary in this Agreement, the Seller shall have no obligation to gross-up or otherwise pay the Buyer any amounts with respect to any withholding or deduction for or on account of any Taxes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.15 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.15. If there is an inquiry by any Governmental Entity of the Seller or the Buyer related to this Section 5.15, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.15.
Section p.Further Assurances
. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Article 6.
CONFIDENTIALITY
Section a.Confidentiality
. Except as provided in this Article 6 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder and as required by valid court order or any applicable law or regulation) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
44.was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
45.was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
46.became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
47.is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
48.is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.
Section b.Authorized Disclosure

.
49.Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
xxv.prosecuting or defending litigation;
xxvi.complying with applicable laws, rules and regulations, including regulations promulgated by securities exchanges;
xxvii.complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
xxviii.for regulatory, tax or customs purposes;
xxix.for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
xxx.disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
xxxi.disclosure, with respect to the Seller, to Licensee as required under the License Agreement; or
xxxii.disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.
50.Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.2(a)(i), (ii), (iii), or (iv), it will, except where impracticable or not permitted by law, give reasonable advance written notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of the Seller provided hereunder.

Article 7.
INDEMNIFICATION
Section a.General Indemnity
. Subject to Section 7.3, from and after the Closing:
51.the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement or the Bill of Sale and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement or the Bill of Sale; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent resulting from (i) the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party, or (ii) acts or omissions of the Seller or any of its Affiliates solely based upon, and in conformity with, the Buyer’s express written instructions (unless the Seller is otherwise liable for such Losses pursuant to the terms of this Agreement or the Bill of Sale); and
52.the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or the Bill of Sale, (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or the Bill of Sale, or (iii) any action or inaction taken by the Seller solely based upon, and in conformity with, the Buyer’s express written instruction or direction pursuant to Section 5.10, Section 5.12(a) or Section 5.12(b), solely to the extent such Losses are due to a claim brought by a third party arising from an action or inaction taken by the Seller pursuant to Section 5.10, Section 5.12(a) or Section 5.12(b) at the Buyer’s request; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party.
Section b.Notice of Claims
. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Section 7.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this Article 7, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section c.Limitations on Liability
. No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Article 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 7) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 7, for Losses that include any portion of the Royalty that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Royalty shall not be deemed consequential, punitive, special or incidental damages for any purpose of this Agreement.
Section d.Third Party Claims
. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 7.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 7, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and the Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 7.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 7.
Section e.Exclusive Remedy
. Except as set forth in Section 9.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 7.
Article 8.
TERMINATION
Section a.Automatic Termination
. This Agreement shall continue in full force and effect until sixty (60) days after such time as Licensee is no longer obligated to make any payments of the Royalty, at which point this Agreement shall automatically terminate, except with respect to any rights and obligations that shall have accrued prior to such termination and remain unpaid or unsatisfied or that specifically survive termination hereunder.
Section b.Survival
. Notwithstanding anything to the contrary in this Article 8, the following provisions shall survive termination of this Agreement: Section 5.1 (Disclosures), Section 5.2 (Payments Received in Error; Set-Offs; Interest), Section 5.5 (Inspections and Audits of Licensee) (for the time period such rights may be exercised under Section 6.4.1 of the License Agreement), Article 7 (Indemnification), Section 8.2 (Survival), and Article 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of unremedied breaches under this Agreement by any party on or prior to termination.
Article 9.
MISCELLANEOUS

Section a.Notices
. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.1:
If to the Seller, to it at:
Dicerna Pharmaceuticals, Inc.
87 Cambridge Drive
Cambridge, MA 02140
Attention:     Chief Financial Officer
Email: dpagan@dicerna.com

With copies to:
Dicerna Pharmaceuticals, Inc.
87 Cambridge Drive
Cambridge, MA 02140
Attention: Legal Department
Email: lzeng@dicerna.com

and

Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Attention: Kristen Grannis
Email: kristen.grannis@lw.com

and

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111-6538
Attention: Haim Zaltzman
Email: haim.zaltzman@lw.com

If to the Buyer, to it at:
RPI 2019 Intermediate Finance Trust
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: George Lloyd
Email: glloyd@royaltypharma.com

With a copy to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105
Attention: Ryan Murr & Karen Spindler
Email: rmurr@gibsondunn.com; kspindler@gibsondunn.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, or (iii) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section b.Expenses
. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section c.Assignment
. The Seller shall not sell, assign, hypothecate, convey title (in whole or in part), grant any right to, or otherwise transfer all or any portion of its interest in the Dicerna Licensed Patent Rights, the License Agreement, or this Agreement to any third party or to Licensee by operation of law, merger, change of control, or otherwise, unless in connection therewith (a) such Person acquires all of the Seller’s interest in all of the Dicerna Licensed Patent Rights, the License Agreement, and this Agreement and (b) prior to closing any such transaction, the Seller causes such Person to deliver a writing to the Buyer in which (i) if such Person is not the Licensee, such Person assumes all of the obligations of the Seller to the Buyer under this Agreement, and (ii) if such Person is the Licensee, the Licensee assumes all of the obligations of the Seller to the Buyer hereunder and agrees to pay the Royalty directly to the Buyer notwithstanding any subsequent termination of the License Agreement by the Licensee. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. The Buyer may assign this Agreement to any Person that is not, and whose ultimate parent or holding company is not, a competitor of the Seller, in each case as reasonably determined by the Buyer on the date of such purported assignment, provided that the Buyer promptly thereafter notifies the Seller and any such assignee promptly thereafter agrees in writing to be bound by the obligations of the Buyer contained in this Agreement, and in any event such assignment shall be of the Agreement in its entirety. Any purported assignment in violation of this Section 9.3 shall be null and void.
Section d.Amendment and Waiver

.
53.This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
54.No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section e.Entire Agreement
. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section f.Independent Nature of Relationship
. The relationship between the Seller and the Buyer is solely that of seller and buyer, and neither the Seller nor the Buyer has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing in this Agreement shall be deemed in any way or for any purpose as constituting or creating any partnership or joint venture between the Seller and the Buyer or any other party (neither for general legal purposes nor for tax purposes). Further, this Agreement is not intended to create any relationship in the nature of an employer/employee, a franchisor/franchisee, a supplier/customer, a principal/agent, or any other legal relationship or duties beyond the contractual obligations specifically provided for herein. Except to the limited extent expressly provided in this Agreement, neither party shall have the authority to bind, obligate or represent the other party. The Seller and the Buyer agree that, except as required by applicable law, they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.
Section g.No Third Party Beneficiaries
. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section h.Governing Law
. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section i.JURISDICTION; VENUE
.
55.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 9.1 HEREOF.
56.EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTRY, NEW YORK OR ANY APPELLATE COURT THEREOF. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
57.Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.
Section j.Severability
. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section k.Specific Performance
. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 7.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.
Section l.Trustee Capacity of Wilmington Trust, National Association
. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Buyer and, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Buyer in this Agreement, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

Section m.Counterparts
. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

Dicerna Pharmaceuticals, Inc.

By:	/s/ Douglas Pagán
Name: Douglas Pagán
Title: Chief Financial Officer

RPI 2019 INTERMEDIATE FINANCE TRUST

By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia L. Major
Name: Cynthia L. Major
Title: Banking Officer

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]

Exhibit A

The Seller’s Wire Transfer Instructions

Exhibit B

Form of Bill of Sale

Exhibit C

Form of Licensee Instruction Letter

Exhibit D

License Agreement

Exhibit E

EPC Validation Instructions

Exhibit F

Form of Payment Instruction Letter